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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380

        INTELLIGROUP ANNOUNCES COMPLETION OF $15 MILLION MAJORITY EQUITY
                 INVESTMENT BY SOFTBANK ASIA INFRASTRUCTURE FUND
                        AND VENTURE TECH ASSETS PVT. LTD.

            CONFERENCE CALL SCHEDULED FOR OCTOBER 5TH AT 1:00 PM EDT

EDISON, N.J., October 1, 2004/PRNewswire-FirstCall/ -- Intelligroup, Inc., (NASDAQ: ITIGE), a global provider of strategic IT outsourcing services, today announced it has completed the $15 million private placement of an aggregate of 17,647,058 shares of the Company's common stock at a purchase price of $0.85 per share with SOFTBANK Asia Infrastructure Fund, L.P. ("SAIF"), an affiliate of SOFTBANK Corporation, and Venture Tech Assets Pvt. Ltd. ("Venture Tech"). The purchasers now own approximately 50.3% of the Company's outstanding common stock.

 "We strongly believe in the long history of valuable services provided by Intelligroup, the strength of its referenceable customer base, and its management team," remarked Ravi Adusumalli, Director with SAIF. "Further, we believe that the Company is extremely well-positioned to benefit from the increasing demand for onsite and offshore ERP implementation and support services. While we are designating a majority of the Board of Directors, we have faith in the current management team to lead the Company into the next level of competitiveness and profitability."

"This investment by SOFTBANK is testament to the strength of our customer base, employees and business model. It reinforces our strategy and vision for Intelligroup," commented Arjun Valluri, Chairman and Chief Executive Officer of Intelligroup. "This investment is also a clear sign to our customers and employees that Intelligroup is a stable long-term player with great underlying fundamentals. We look forward to working closely with SOFTBANK moving forward to improve and grow our business."

In connection with this transaction, SAIF and Venture Tech can designate five out of nine members of the Company's Board of Directors. The new Board members designated include Andrew Yan, Executive Managing Director of SAIF; Ravi Adusumalli, Director of SAIF; Ajit Isaac, Managing Director of PeopleOne Consulting; Sandeep Reddy, Director of Venture Tech; and Srinivas Raju, Chairman of the Board of SIFY. As part of the transaction, Klaus Besier and Nic DiIorio have resigned from the current Board of Directors.

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Simultaneously with this transaction, the Company amended its credit facility with PNC Business Credit. This amendment included a waiver of the default previously announced by the Company.

The Company believes the combination of the $15 million investment and the amendment to the credit facility adequately addresses the Company's liquidity needs.

The Company has scheduled a conference call for Tuesday, October 5, 2004 at 1:00 PM EDT to discuss the matters contained in recent press releases. A live broadcast of the call can be accessed on the web at http://www.intelligroup.com, or by telephone at (800) 289-0496 (United States) or (913) 981-5519 (International), access code Intelligroup. Please access the web site before 12:45 PM to register, download any necessary software and access any accompanying presentation materials. For those who cannot access the live event, the conference call will be archived on the Intelligroup website for 12 months.

A replay of the conference call will also be available by telephone 24 hours a day from 4:00 PM EDT on October 5, 2004 through 12:00 AM EDT on Tuesday, October 19, 2004, by calling (888) 203-1112 in the United States or (719) 457-0820
internationally, access code 994562.


ABOUT INTELLIGROUP
Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.

ABOUT SOFTBANK ASIA INFRASTRUCTURE FUND
SAIF is a private equity fund investing in communications, media and information technology product and service companies who are based, have key operations or significant growth potential in the Asia-Pacific region. SAIF was founded in February 2001 following the formation of a strategic partnership between SOFTBANK Corporation and Cisco Systems, the founding limited partner of the fund. Cisco is a key financial and strategic partner for SAIF.

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SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports, maintain its listing on NASDAQ, resolve disclosure control and internal control issues, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.